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                              PSEG POWER LLC
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EXHIBIT 12

                                                            Years Ended December 31,
                                                  ----------------------------------------------
                                                   2002     2001      2000      1999       1998
                                                  ------- -------- -------- ----------  --------
                                                                    (Millions)
Earnings as Defined in Regulation S-K (A):

Pre-Tax Income from Continuing Operations         $ 781     $ 644     $ 521     $ 807     $ 393
Fixed Charges                                       221       213       210       131       256
Capitalized Interest                                (97)      (63)      (12)       (2)       (7)
                                                  ----------------------------------------------
Earnings
                                                  $ 905     $ 794     $ 719     $ 936     $ 642
                                                  ==============================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $ 219     $ 206     $ 210     $ 114     $ 223
Subsidiaries' Preferred Securities
    Dividend Requirements                          --        --        --          12        25
Preferred Stock Dividends                          --        --        --           3         5
Adjustment to Preferred Stock Dividends
     to state on a pre-income tax basis            --        --        --           2         3
Interest Factor in Rentals                            2         7      --        --        --
                                                  ----------------------------------------------
Total Fixed Charges
                                                  $ 221     $ 213     $ 210     $ 131     $ 256
                                                  ==============================================

Ratio of Earnings to Fixed Charges
                                                   4.10      3.73      3.42      7.15      2.51
                                                  ==============================================

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.